Exhibit 99.2

LookSmart Reports Third Quarter Results

Company Surpasses Guidance, Launches 161 Vertical Search Sites and Announces New CFO

SAN FRANCISCO, Calif., October 27, 2005 — LookSmart (Nasdaq: LOOK; ASX: LOK), an online media and search technology company, today announced financial results for the third quarter ended September 30, 2005.

•	Revenue of $9.2 million exceeds prior guidance of $7.0 - $8.0 million

•	Net loss per share of $0.04 on a pre-split basis surpasses guidance of $0.05 net loss per share

•	Company expects revenue growth of 5% – 6% in the fourth quarter

“LookSmart’s revenues were higher and our losses lower than we had guided for the third quarter. We believe we are closing a chapter of the company’s history as we anticipate a return to revenue growth in the fourth quarter, ending a period of declining revenue results,” stated Chief Executive Officer David Hills. “We continue to make solid progress across our key business areas with today’s launch of 161 new vertical sites, improving metrics within key verticals across our ad network and the generation of revenue from our technology licensing agreements. While we still have a lot to accomplish, we now have a stable platform for growth and are excited about our prospects going forward in a highly dynamic and growing industry.”

Corporate Highlights

The Company:

•	Today launched 161 new vertical search sites. In total, LookSmart now offers 181 sites in 13 different categories, making it the single largest provider of vertical search destinations on the web and delivering relevant search results to consumers and more qualified customers to advertisers. Category-focused, demographically defined and with a unified look, feel and functionality, these sites join the “LookSmart Education” and “LookSmart Money” clusters launched earlier this year.

•	Went live with two additional publishers using LookSmart Solutions for Publishers, following its first customer implementation in the second quarter. To date, LookSmart has licensed its advertiser center, search content and Furl.net products, leveraging its existing technology assets to create new revenue streams while allowing publishers the flexibility to brand these products according to their needs.

•

Has appointed John Simonelli as Chief Financial Officer, effective November 14th. Mr. Simonelli joins the Company from Gap Inc. Direct, the ecommerce division for Gap Inc., where he served as Chief Financial Officer. Prior to that, he held roles as Chief Operating Officer and Chief Financial Officer at Business.com, a paid search and directory company focusing on the business category. Mr. Simonelli’s career also includes a variety of financial roles at The Walt Disney Company; PeopleMover, an enterprise software company; Citicorp Securities and Deloitte, Haskins & Sells. He is a Certified Public Accountant and holds a Bachelor of Business Administration in Accounting from the University of Notre Dame.

Mr. Hills continued, “We are pleased to welcome John on board. With his extensive financial background within online media companies, he is an excellent addition to the team and demonstrates our ability to attract high caliber talent to the company.”

•	Appointed Timothy J. Wright to the Board of Directors. Currently Chief Executive of the EMEA and Asia-Pacific operations of Geac Computer Corporation, Mr. Wright also previously spent several years at Terra Lycos and The Learning Company.

•	Completed a one for five reverse stock split designed to maintain the Company’s listing on the Nasdaq National Market and to “right size” the number of shares outstanding.

Financial Highlights

Revenue: Total revenue of $9.2 million for the third quarter of 2005 exceeded the company’s previously stated guidance of $7.0 to $8.0 million, compared to total revenue of $10.2 million in the second quarter of 2005.

Key Operating Metrics: Total paid clicks were 71 million for the third quarter compared to 80 million in the preceding quarter. The expected decline reflects the company’s efforts to streamline the network to focus on more productive traffic. Average revenue per click excluding the company’s Run Of Site (ROS) product was $0.15, unchanged from the previous quarter.

Cost of Revenue: As expected, traffic acquisition costs increased slightly to 53% of advertising revenue in the third quarter, up from 51% in the second quarter of 2005.

Operating Expenses: Total operating expenses in the third quarter were $8.0 million, including a restructuring benefit of $0.3 million. This compares to total operating expenses of $9.5 million in the second quarter of 2005, which included a non-cash restructuring charge of $1.9 million related to increasing reserves for certain redundant lease facilities.

Loss from Continuing Operations: Loss from continuing operations for the third quarter was $4.3 million, or $0.04 per share on a pre-split basis and $0.19 per share on a post-split basis, based on 113,854,000 pre-split weighted average shares outstanding and 22,771,000 post-split weighted average shares outstanding. This compares to a loss from continuing operations in the preceding quarter of $3.5 million, or $0.03 per share on a pre-split basis and $0.16 per share on a post-split basis, net of restructuring charge of $1.9 million and based on 113,784,000 pre-split weighted average shares outstanding and 22,757,000 post-split weighted average shares outstanding.

Net Loss: Net loss for the third quarter of 2005 was $4.3 million, or $0.04 per share on a pre-split basis and $0.19 per share on a post-split basis, based on 113,854,000 pre-split weighted average shares outstanding and 22,771,000 post-split weighted average shares outstanding. This compares to net loss in the preceding quarter of $5.4 million, $0.05 per share on a pre-split basis and $0.24 per share on a post-split basis, which included a $1.9 million restructuring charge and a gain of $28,000 from discontinued operations. The pre-split weighted average share count for the second quarter 2005 was 113,784,000 and the post-split weighted average share count was 22,757,000.

Net loss for the third quarter of 2005 includes $2.0 million of depreciation and amortization, unchanged from $2.0 million reported in the second quarter of 2005.

Cash: Total cash and investments were $55.7 million at September 30, 2005, which consists of $52.0 million in cash and short-term investments and $3.7 million in longer-term securities, and compares to total cash and short-term investments of $61.1 million at June 30, 2005. Cash usage of $5.4 million included a final payment related to the acquisition of Furl.net, the company’s online filing cabinet for consumers of $800,000.

Financial Outlook

For the fourth quarter ending December 31, 2005, revenues are expected to increase 5% to 6%. Traffic acquisition costs for the fourth quarter are expected to be within the range of 57% to 60%. Operating expenses are expected to be flat sequentially after excluding the restructuring benefit in the third quarter. As a result, the company anticipates the fourth quarter operating loss to be lower than the third quarter, excluding the restructuring benefit, resulting in a GAAP operating loss approximately flat with the third quarter.

Conference Call

LookSmart will host a conference call today at 6:00 p.m. ET (8:00 a.m. Australian ET, October 27, 2005) to discuss its financial results. To listen to the call from the U.S., dial 1-800-257-2182; from Australia, dial 1-800-730-220. The call will also be available live by webcast on LookSmart’s Investor Relations Web site at http://www.shareholder.com/looksmart/.

About LookSmart

LookSmart is an online media and technology company that provides relevant content, advertising and technology solutions for advertisers and publishers of all sizes. LookSmart’s distribution network is designed to maximize advertiser ROI via owned and operated properties, carefully chosen and monitored syndicated publishers, and search engine partners. The company’s owned and operated vertical search sites and web tools offer consumers essential search results and a more personalized web experience. LookSmart is based in San Francisco, California. For more information on LookSmart, visit www.looksmart.com or call 415-348-7500.

Forward-Looking Statements

This press release contains forward-looking statements, such as references to our fourth quarter financial and operating results and our business prospects. These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance. Results may differ due to various factors such as the possibility that we may be unable to achieve or maintain operating profitability, that we may fail to preserve our expertise in search product development, that potential distribution partners may opt to work with competitors because our competitors offer more favorable products or pricing terms, that we may be unable to find sources of revenue other than our listings revenues, that changes in the distribution network composition may lead to decreases in traffic volumes, that we may be unable to continue to improve our match rate, average CPC or other advertiser metrics, that our customers may decide to reduce spending or terminate their relationships with us, or that we may have unexpected increases in other costs and expenses. In addition, you should read the risk factors detailed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed with the Securities and Exchange Commission.

The statements presented in this press release speak only as of the date of the release. Please note that we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

“LookSmart” is a trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. All other trademarks mentioned are the property of their respective owners.

Investor Contacts:

Alex Wellins or Jennifer Jarman

The Blueshirt Group

415-217-7722

alex@blueshirtgroup.com;

jennifer@blueshirtgroup.com

(Tables to follow)

LOOKSMART, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues:
Listings	$9,165	$17,490	$31,391	$60,283
Licensing	—	—	—	188

Total revenues	9,165	17,490	31,391	60,471
Cost of revenues	6,103	9,563	21,015	34,389

Gross profit	3,062	7,927	10,376	26,082

Operating expenses:
Sales and marketing	1,831	1,495	5,180	6,044
Product development	4,791	5,033	13,888	18,315
General and administrative	1,638	1,958	5,359	7,321
Restructuring charges	(254)	98	1,650	4,152

Total operating expenses	8,006	8,584	26,077	35,832

Loss from operations	(4,944)	(657)	(15,701)	(9,750)
Non-operating income	666	227	1,570	374

Loss from continuing operations before income taxes	(4,278)	(430)	(14,131)	(9,376)
Income taxes	9	(117)	(4)	(117)

Loss from continuing operations	(4,269)	(547)	(14,135)	(9,493)
Gain from discontinued operations	—	562	110	1,146

Net income (loss)	$(4,269)	$15	$(14,025)	$(8,347)

Net income (loss) per common share - pre-split basis:
Basic net income (loss) per share
Loss from continuing operations	$(0.04)	$(0.00)	$(0.12)	$(0.09)
Gain from discontinued operations, net of taxes	$—	$0.00	$0.00	$0.01
Net income (loss)	$(0.04)	$0.00	$(0.12)	$(0.08)

Fully diluted net income (loss) per share
Loss from continuing operations	$(0.04)	$(0.00)	$(0.12)	$(0.09)
Gain from discontinued operations, net of taxes	$—	$0.00	$0.00	$0.01
Net income (loss)	$(0.04)	$0.00	$(0.12)	$(0.08)
Weighted average shares outstanding - basic	113,854	112,530	113,792	110,661
Weighted average shares outstanding - fully diluted	113,854	113,508	113,792	110,661

Net income (loss) per common share - post-split basis:
Basic net income (loss) per share
Loss from continuing operations	$(0.19)	$(0.02)	$(0.62)	$(0.43)
Gain from discontinued operations, net of taxes	$—	$0.02	$0.00	$0.05
Net income (loss)	$(0.19)	$0.00	$(0.62)	$(0.38)

Fully diluted net income (loss) per share
Loss from continuing operations	$(0.19)	$(0.02)	$(0.62)	$(0.43)
Gain from discontinued operations, net of taxes	$—	$0.02	$0.00	$0.05
Net income (loss)	$(0.19)	$0.00	$(0.62)	$(0.38)

Weighted average shares outstanding - basic	22,771	22,506	22,758	22,132
Weighted average shares outstanding - fully diluted	22,771	22,702	22,758	22,132

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LOOKSMART, LTD

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	September 30, 2005	December 31, 2004
ASSETS
Cash	$39,345	$45,054
Short-term investments	12,654	7,648

Total cash and short-term investments	51,999	52,702
Accounts receivable, net	2,136	3,880
Other current assets	1,354	2,216

Total Current Assets	55,489	58,798

Property, plant and equipment, net	5,602	5,988
Goodwill and intangibles, net	20,539	21,786
Long term investments	3,725	11,198
Other assets	2,334	3,318

Total Assets	$87,689	$101,088

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$1,541	$1,266
Accounts payable	1,399	360
Other current liabilities	5,006	6,766
Customer deposits	2,358	1,525

Total Current Liabilities	10,304	9,917

Long term liabilities	5,294	5,071

Total Liabilities	15,598	14,988
Total Equity	72,091	86,100

Total Liabilities and Stockholders’ Equity	$87,689	$101,088

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